Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. TO PARTICIPATE AT ICR XCHANGE CONFERENCE, AND ISSUES UPDATED EARNINGS GUIDANCE FOR 2006
NEW YORK, January 4, 2007 /PRNewswire/ — Town Sports International Holdings, Inc. (TSI, or the Company) (NASDAQ: CLUB — News) today announced that Robert Giardina, Chief Executive Officer and Richard Pyle, Chief Financial Officer will participate at the ICR Xchange Conference, to be held on Wednesday, January 10, 2007, at the St. Regis Monarch Beach Resort, Dana Point, CA.
The Company’s presentation will be made at 9:00 a.m. Pacific Time.
The session will be Web cast live and may be accessed at TSI’s Web site, www.mysportsclubs.com, by clicking on the “Investor Relations,” link. A replay of the presentation will be available through February 10, 2007.
2006 Updated Guidance:
The Company now expects its revenue and earnings per share results to be at the high end of its previously announced 2006 guidance. On its third quarter conference call, management indicated that it expected calendar 2006 revenue to be between $431 and $433 million, an 11% to 11.5% growth over 2005 — driven by club membership and ancillary revenue growth, the maturation of recently opened clubs as well as new clubs opened during the year. We expect earnings per share to be in a range of $0.06 to $0.11, or between $0.47 and $0.52 when adjusted for the early debt extinguishment charges on a post-tax basis. This guidance is subject to risks and uncertainties in any forward looking statements.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 146 clubs and approximately 447,000 members in the U.S. as of December 31, 2006. In addition, the Company operates three clubs in Switzerland with approximately 6,000 members. For more information on TSI visit http://www.mysportsclubs.com.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the caption “2006 Updated Guidance” and other statements regarding future financial results and performance and potential sales revenue are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.
These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including the level of market demand for the Company’s services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of federal and state tax laws and regulations, and other specific factors discussed herein and in other releases and public filings made by the Company; accordingly, actual results could differ materially from any such forward-looking statement. The forward-looking statements speak only as of the date and hereof and the Company does not intend to update this information to reflect developments or information obtained after the date hereof and the Company disclaims any legal obligation to the contrary.
CONTACT: Town Sports International Holdings, Inc.:
Investor Relations: (212) 246-6700 extension 710 or investor.relations@town-sports.com
Public Relations:
Joseph Telklits, Integrated Corporate Relations (203) 682-8200 or joseph.teklits@icrinc.com